C&F FINANCIAL CORPORATION

               1998 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN









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                            C&F FINANCIAL CORPORATION
               1998 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN

                                    ARTICLE I

                                   DEFINITIONS

1.01. Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to such Participant.

1.02. Award means an award of Options as provided for hereunder.

1.03. Bank means Citizens and Farmers Bank, or its successors.

1.04. Board means the Board of Directors of the Company.

1.05. Code means the Internal Revenue Code of 1986, as amended.

1.06. Common Stock means the common stock of the Company.

1.07. Company means C&F Financial Corporation, or its successors.

1.08. Date of Grant means September 1, 1998 and May 1 for each year thereafter during the term of the Plan.

1.09. Fair Market Value means the closing price (or, if there are no trades on the Date of Grant, then the next preceding date upon which a closing price is available) of the Common Stock as reported on NASDAQ (or other applicable listing service or exchange used by the Company) on the Option's Date of Grant, or if in the judgment of the Board of Directors there is insufficient recent trading activity to warrant determination of the Fair Market Value solely on the basis of such closing prices on the listing service or exchange, then the Fair Market Value shall be determined as of the Date of Grant in good faith by the Board of Directors.

1.10. Option means a stock option granted pursuant to Article IV, and that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the shares' Fair Market Value.

1.11. Participant means a member of the Board of the Company or the Bank who is not an employee of the Company or the Bank on the applicable Date of Grant; provided, directors serving on both the board of the Company and the Bank shall be entitled to participate only as to one Award under the Plan per year.



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1.12. Plan means the C&F Financial Corporation 1998 Non-Employee Director Stock
Compensation Plan.

1.13 Transaction Date means the date on which an offeror other than the Company shall first publicly offer to acquire shares of the Company's Common Stock pursuant to a tender offer or exchange offer or the date of mailing the proxy materials to the stockholders concerning the approval of a merger or other reorganization which shall result in the Common Stock of the Company being converted into cash or securities of another corporation.


                                   ARTICLE II

                                     PURPOSE

         The Plan is intended to promote a greater identity of interest between Participants and the Company's shareholders by increasing the Participants' proprietary interest in the Company through the receipt of Awards in the form of Options.


                                   ARTICLE III

                                 ADMINISTRATION

         The Plan shall be administered by the one or more persons who are employees of the Company and directors of the Board (the "Employee Directors"), and such additional employees as the Employee Directors shall appropriately designate, who shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. Any decision made, or action taken, by the Employee Directors in connection with the administration of this Plan shall be final and conclusive. All expenses of administering this Plan shall be borne by the Company.



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                                   ARTICLE IV

                                GRANT OF OPTIONS

         On each Date of Grant during the term of the Plan, each Participant automatically will receive an Option for shares of Common Stock determined in accordance with the following schedule:

                                                 Number of Shares
                  Date of Grant                 Subject to Option
                  -------------                 -----------------

                  September 1, 1998                   1,000
                  May 1, 1999                         1,000
                  May 1, 2000                         1,000
                  May 1, 2001                         1,000
                  May 1, 2002                         1,000

At the discretion of the Board, the number of shares subject to the automatic option may be increased up to 250 shares per year per participant, on a cumulative basis (1,250 shares in 1999, 1,500 shares in 2000, etc.), during the term of the Plan, subject to a maximum of 2,000 shares granted per year per participant. Any deferred increase may be applied in a subsequent year (e.g., if there is no increase in 1999, 1,750 shares may be granted in 2000). Such increase shall be evidenced by an appropriate resolution adopted by a majority of the members of the Board. All Options shall be evidenced by Agreements which shall be subject to the applicable provisions of the Plan and to such other provisions as the Employee Directors may adopt.


                                    ARTICLE V

                            STOCK SUBJECT TO OPTIONS

         Upon the exercise of any Option, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs) authorized but unissued Common Stock. The maximum aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Options under this Plan is 25,000, subject to adjustment as provided in Article IX. If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options to be granted under this Plan.



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                                   ARTICLE VI

                                  OPTION PRICE

         The price per share for Common Stock purchased on the exercise of an Option shall be the share's Fair Market Value.


                                   ARTICLE VII

                               EXERCISE OF OPTIONS

7.01. Maximum Option Period. No Option shall be exercisable after the expiration of ten years from its Date of Grant.

7.02. Nontransferability. Options granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.


                                  ARTICLE VIII

                          METHOD OF EXERCISE OF OPTIONS

8.01. Exercisability of Options. Subject to the provisions of Section 8.04 and Articles VII and X hereof, an Option becomes exercisable on April 30 in the calendar year following its Date of Grant. However, an Option granted to a Participant shall be immediately exercisable if the Participant's membership on the Board terminates as a result of the Participant's retirement in accordance with the Company's, or any of its subsidiaries', policies, death or permanent and total disability (as such term is defined in Section 22(e)(3) of the Code). An Option shall be forfeited if, as of the termination of the Participant's membership on the Board, the Option is not then exercisable and such termination occurs for any reason other than the Participant's retirement in accordance with Company's, or any of its subsidiaries' policies, death or disability (as defined above). Options that are exercisable or that become exercisable upon the Participant's termination of membership on the Board will remain exercisable until the tenth anniversary of the Option's Date of Grant. An Option may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the shares remaining subject to the Option.

8.02. Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Board. In addition, all or part of the Option price may be paid by surrendering shares of


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Common Stock to the Company. If Common Stock is used to pay all or part of the
Option price, the shares surrendered must have a fair market value that is not less than such price or part thereof. For purposes of this paragraph 8.02 only, the fair market value of the surrendered shares shall be based on the the closing price on the most recent date immediately prior to the date of exercise (or, if there are no trades on such date, then the next preceding date upon which a closing price is available) of the Common Stock as reported on NASDAQ (or other applicable listing service or exchange used by the Company).

8.03. Shareholder Rights. No Participant shall have any rights as a shareholder with respect to shares subject to his Option until the date of exercise of such Option.

8.04. Acceleration of Exercise Period. During the 20-day period beginning on the Transaction Date as defined in Section 1.13 above, the Participant may elect to surrender to the Company for cancellation, without regard to the exercise date thereof, any portion of an Option which shall have been granted at least six months previously and to receive in exchange therefor, in whole shares of the Company's Common Stock, an amount equivalent to the difference between the Option price and the fair market value of the shares covered by the portion of the Option surrendered; provided that no fractional shares or cash in lieu of fractional shares shall be paid. For purposes of the preceding sentence, the "fair market value" of a share of the Company's Common Stock shall be deemed to be the cash offered for a share of such Common Stock in a tender offer, or the value, as determined by the Committee in its discretion, of the securities (or combination of cash and securities) to be delivered for a share of such Common Stock to be acquired in an exchange offer or be converted in a merger, in each case as of the Transaction Date. This right shall be exercised only during the 20-day period beginning on the Transaction Date, in accordance with Article VIII hereof.


                                   ARTICLE IX

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

         The maximum number of shares to which Awards may be granted under this Plan shall be proportionately adjusted, and the terms of outstanding Awards shall be adjusted, as the Employee Directors shall determine to be equitably required in the event that the Company (a) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (b) engages in a transaction to which Section 424 of the Code applies. Any determination made under this Article IX by the Board shall be final and conclusive.

         The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.



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                                    ARTICLE X

              COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

         No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), and applicable requirements of any exchange or other market having authority over the trading of the Company's shares.

                                   ARTICLE XI

                               GENERAL PROVISIONS

12.01. Effect on Service. Neither the adoption of this Plan, its operation, documents describing or referring to this Plan (or any part thereof) shall confer on any Participant any right to continue service as a member of the Board.

12.02. Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded and the Company shall not be required to segregate any assets that may be represented at any time by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that are created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

12.03. Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or provision of law shall be construed to refer to any amendment to or successor of such provision of law.


                                   ARTICLE XII

                                    AMENDMENT

         The Board may amend this Plan from time to time; provided that, if the Board determines that shareholder approval is required and the Plan is submitted for such approval and adopted, then no subsequent amendment may become effective until shareholder approval is obtained if the amendment (i) materially increases the aggregate number of shares of Common Stock that may be issued under the Plan, except in accordance with the provisions of Article IX, (ii) materially changes the class of individuals eligible to become Participants or (iii) materially increases the benefits that may accrue to Participants under the Plan, and provided further that the Board may not amend the Plan more than once in any six month period unless such amendment is required to comply with the Code. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any Option outstanding at the time such amendment is made.




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                                  ARTICLE XIII

                                   TERMINATION

         The Board may terminate this Plan at any time. This Plan will terminate automatically, without any action of the Board, if, on any Date of Grant, there are insufficient shares available for the grant of Awards in accordance with the terms of the Plan. The termination of this Plan shall not affect any rights of a Participant under any Option outstanding at the time of such termination.


                                   ARTICLE XIV

                                DURATION OF PLAN

         No Award may be granted under this Plan after five years from the date of the first grant of an Option under the Plan. Options granted on or before such date shall remain valid in accordance with their terms.

                                   ARTICLE XV

                             EFFECTIVE DATE OF PLAN

         This Plan was approved by the Board of Directors of the Company on August 18, 1998. The Effective Date of the Plan shall be September 1, 1998 and no Awards may be granted prior to the Effective Date.



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